Mail Stop 3561
			September 9, 2005


Bondy Tan, President
Global Innovative Systems, Inc.
16/F, Han Seng Mongkok Building
677 Nathan Road, Mongkok
Kowloon, Hong Kong

	Re:      Global Innovative Systems
			Form 10-KSB for Fiscal Year Ended March 31, 2005
			Form 8-K filed April 1, 2005

Dear Mr. Tan:

      We have completed our review of your Form 10-KSB and related filings and have no further comments at this time.


      							Sincerely,



								Terence O`Brien
Branch Chief

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Trent Sommerville
Heartland Inc.
June 16, 2005
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